Exhibit 99.2

Schedule 2

TRANSACTIONS

The Reporting Persons have entered into a number of transactions in the shares of Common Stock within the past sixty (60) days. All purchases have been made by KAOS on the open market through its broker at the then applicable open market trading price per share. A complete list of such transactions is set forth below:

Date	Reporting Person	How Transaction Effected	Price Per Share	Number of Shares	Total
11/24/2025	KAOS Capital Ltd.	Open market purchase	$1.69795	25,000	$42,448.75
11/26/2025	KAOS Capital Ltd.	Open market purchase	$1.51205	75,000	$113,403.75
12/01/2025	KAOS Capital Ltd.	Open market purchase	$1.57620	20,000	$31,524.00
12/01/2025	KAOS Capital Ltd.	Open market purchase	$1.61309	3,212	$5,181.25
12/01/2025	KAOS Capital Ltd.	Open market purchase	$1.59370	10,664	$16,995.22
12/01/2025	KAOS Capital Ltd.	Open market purchase	$1.56807	20,000	$31,361.40
12/01/2025	KAOS Capital Ltd.	Open market purchase	$1.53346	20,000	$30,669.20
12/03/2025	KAOS Capital Ltd.	Open market purchase	$1.74765	48,961	$85,566.69
12/04/2025	KAOS Capital Ltd.	Open market purchase	$1.80385	51,039	$92,066.70
12/08/2025	KAOS Capital Ltd.	Open market purchase	$1.75691	40,000	$70,276.40

			Total	313,876	$519,493.36